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                                                               EXHIBIT 99.(d)(4)

                             Employment Agreement

     This Employment Agreement (this "Agreement"), is dated as of June 28, 2000, and is made by and between UTILX Corporation, a Delaware corporation ("Employer"), InfrastruX Group, Inc., a Washington corporation ("InfrastruX Group") and William M. Weisfield ("Employee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Employee is the Chief Executive Officer of Employer ; and

     WHEREAS, pursuant to a Merger Agreement, dated as of the date hereof, by and among InfrastruX Group, InfrastruX Acquisition, Inc. and Employer (the "Merger Agreement"), Employer agreed to be acquired by InfrastruX Group (the "Merger") and following the Merger will operate as a wholly-owned subsidiary of InfrastruX Group; and

     WHEREAS, Employer desires to retain the services of Employee following the Merger upon the terms and conditions set forth herein; and

     WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

                             A G R E E M E N T S:
                             - - - - - - - - - -

     NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.   EFFECTIVE DATE

     Other than Section 20, which shall be effective as of the date hereof, this agreement shall be effective as of the Effective Time (as that term is defined in the Merger Agreement) of the Merger.

2.   EMPLOYMENT

     Employer will employ Employee and Employee will accept employment by Employer as its President. Employee will have the authority, subject to Employer's Certificate of Incorporation and Bylaws, as may be granted from time to time by the Board of Directors of Employer. Employee will perform the duties customarily performed by the President of a corporation which is, in all respects, similar to Employer and such other duties as may be assigned from time to time by the Board of
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Directors of Employer, which relate to the business of InfrastruX Group, its subsidiaries, Employer or any business ventures in which InfrastruX Group, its subsidiaries or Employer may participate.

3.   ATTENTION AND EFFORT

     Employee will devote all of his entire productive time, ability, attention and effort to Employer's business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities that do not involve Employee providing advice or services to the business in which the investments are made, (b) serving on the Board of Directors of other corporations, if such service would not otherwise be prohibited by Section 9 hereof, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities in (a) through (c) materially interfere with Employee's duties under this Agreement.

4.   TERM

     Employee's employment will be "at will," and either Employee or Employer may terminate the employment relationship at any time with or without reason. Unless otherwise terminated pursuant to Section 7, Employee's term of employment under this Agreement shall expire on the second anniversary of the date of this Agreement ("Expiration Date"). This Agreement shall automatically be renewed for successive one-year terms unless the party wishing to terminate this Agreement does so as provided in Section 7 hereto prior to the Expiration Date. Upon renewal of this Agreement, the term "Expiration Date" will refer to the end of the one-year renewal period.

5.   COMPENSATION

     During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

     5.1  Base Salary

     Employee's compensation shall consist, in part, of an annual base salary of $325,000 before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. The Board of Directors of Employer shall determine any increases in the amount of the annual base salary in future years.

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     5.2  Bonus

     Employee may be entitled to receive, in addition to the annual base salary described above, an annual cash bonus in an amount to be determined by the Board of Directors of Employer. The level of the bonus for fiscal year ended March 31, 2001, shall be as determined by the Board of Directors of the Employer in April 2000, subject to equitable adjustment with respect to the costs associated with the Offer (as defined in the Merger Agreement) and the Merger. The level of the bonus for subsequent years will vary depending on the level of achievement of mutually agreed upon corporate objectives to be established from time to time by the Board of Directors of Employer.

     5.3  Stock Options

     As soon as practicable following the adoption of InfrastruX Group's stock option plan, the Board of Directors of InfrastruX Group shall grant Employee options under such stock option plan to purchase that number of shares of common stock of InfrastruX Group equal to 1% of the outstanding common stock of InfrastruX Group on a fully diluted basis as calculated at the Effective Time (as that term is defined in the Merger Agreement) of the Merger (the "Options"). Such Options shall be subject to the standard vesting schedule as set forth in the InfrastruX Group's stock option plan and shall have an exercise price equal to the fair market value of InfrastruX Group's common stock on the date of grant. The grant of such Options shall be conditioned on Employee executing InfrastruX Group's standard form of stock option letter agreement.

     5.4  Car Allowance

     Employee shall receive a monthly car allowance of $1,100.

6.   BENEFITS

     During the term of this Agreement, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time to executive-level employees of Employer.

7.   TERMINATION

     Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 9 hereof shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

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     7.1  By Employer

     With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment by giving written notice to Employee. The notice shall be effective immediately if termination is for Cause and thirty (30) days later if termination is not for Cause.

     7.2  By Employee

     Employee may terminate his employment at any time, for any reason, upon giving 60 days' prior written notice.

     7.3  Automatic Termination

     This Agreement and Employee's employment hereunder shall terminate automatically upon the death or total disability of Employee. The term "total disability" as used herein shall mean Employee's inability to perform the duties set forth in Section 2 hereof for a period or periods constituting 90 consecutive calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee's control, unless Employee is granted a leave of absence by the Board of Directors of Employer. Employee and Employer hereby acknowledge that Employee's ability to perform the duties specified in Section 2 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee's death occurs or (b) immediately upon a determination by the Board of Directors of Employer of Employee's total disability, as defined herein.

8.   TERMINATION PAYMENTS

     In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8:

     8.1  Termination by Employer

     If Employer terminates Employee's employment without Cause prior to the Expiration Date, Employee shall be entitled to receive (a) termination payments equal to that portion of the aggregate annual base salary Employee would have received from the date of his termination by Employer ("Termination Date") to the end of the eighth full calendar month following the Termination Date, and
(b) any unpaid annual base salary which has accrued for services already performed as of the Termination Date. If Employee is terminated by Employer for Cause (as defined in Section 8.4

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below), Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

     8.2  Termination by Employee

     (a) If Employee resigns for Good Reason prior to the Expiration Date, Employee shall be entitled to receive the same termination payments and unpaid annual base salary as provided for in Section 8.1. "Good Reason" means only any one or more of the following: (1) material breach by Employer of this Agreement, and its failure to cure such breach within thirty (30) days after written notice from Employee to Employer specifying in reasonable detail the alleged breach;
(2) reduction, without Employee's consent, of Employee's salary or reduction or elimination of any compensation or benefit plan benefiting Employee, unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or employees of a successor or controlling entity of Employer) formerly benefited; (3) assignment to Employee, without his consent, of substantial authority or duties materially inconsistent with Employee's position as of the date of this Agreement except that the assignment of duties relating to the business of InfrastruX Group or a subsidiary or business venture of InfrastruX Group as contemplated by Section 2 hereof shall not be deemed duties that are inconsistent with Employee's position; or (4) geographic reassignment of Employee resulting in a commute increase of more than forty-five
(45) miles from Employee's residence to his new worksite.

     (b) In the case of the termination of Employee's employment by Employee for other than Good Reason, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of Section 8.1 hereof.

     8.3  Payment Schedule

     All payments under this Section 8 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

     8.4  Cause

     Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall mean:

          (a) willful misconduct on the part of Employee that has a material adverse effect on Employer and its subsidiaries, taken as a whole,

          (b) Executive's engaging in conduct which could reasonably result in his conviction of a felony or a crime against Employer or conduct involving

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     substance abuse, fraud or moral turpitude, or which would materially compromise Employer's reputation, as determined in good faith by a written resolution adopted by the affirmative vote of not less than two-thirds of all of the directors who are not officers of Employer, or

          (c) unreasonable refusal by Employee to perform the duties and responsibilities of his position in any material respect.

          No action, or failure to act, shall be considered willful or unreasonable if the Employee did it in good faith and with the reasonable belief that his action or omission was in the best interests of Employer.

9.   NONCOMPETITION AND NONSOLICITATION

     9.1  Applicability

     This Section 9 shall survive the termination of Employee's employment with Employer or the expiration of the term of this Agreement.

     9.2  Scope of Competition

     Employee agrees that he will not, directly or indirectly, during his employment and for a period of one year from the date on which his employment with Employer terminates for any reason, or this Agreement expires, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A "Competitor" shall include any entity which, directly or indirectly, competes with Employer or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed, by Employer or the feasibility for production of which Employer is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by Employer, in each case within North America and the other markets in which the Employer or UTILX conducts business operations, unless released from such obligation in writing by Employer's Board of Directors. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is
(a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Employee of shares which constitute less than five percent of the outstanding

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equity securities of a publicly or privately held corporation, if Employee had no other relationship with such corporation.

     9.3  Scope of Nonsolicitation

     Employee shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Employer to cease his relationship with Employer or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Employer to do business or in any way become associated with any Competitor. This Section 9.3 shall apply during the time period and geographical area described in Section 9.2 hereof.

     9.4  Nondisclosure; Return of Materials

     During the term of his employment by Employer and following termination of such employment, he will not disclose (except as required by his duties to Employer), any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Employer of which Employee becomes informed or aware during his employment, whether or not developed by Employee. In the event of the termination of his employment with Employer or the expiration of this Agreement, Employee will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Employer which pertain to his employment with Employer or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

     9.5  Equitable Relief

     Employee acknowledges that the provisions of this Section 9 are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 9 and that damages sustained by Employer as a result of a breach of this Section 9 cannot be adequately remedied by damages, and Employee agrees that Employer, notwithstanding any other provision of this Agreement, including, without limitation, Section 14 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 9.

     9.6  Effect of Violation

     Employee and Employer acknowledge and agree that additional consideration has been given for Employee entering into this Section 9, such additional

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consideration including, without limitation, the grant of Options pursuant to
Section 5.3 of this Agreement and the payments made pursuant to Section 8 of this Agreement. Violation by Employee of this Section 9 shall relieve Employer of any obligation it may have to make such termination payments, but shall not relieve Employee of his obligations, as required hereunder, not to compete.

     9.7  Definition of Employer

     For purposes of Section 9.2 and Section 9.3 hereof, "Employer" shall include InfrastruX Group, all subsidiaries of InfrastruX Group, Employer and any business ventures in which InfrastruX Group, its subsidiaries or Employer participate.

10.  NOTICE AND CURE OF BREACH

     Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, the party asserting the breach of this Agreement shall give the other party at least five days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the five-day period.

11.  FORM OF NOTICE

     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

     If to Employee:
                              William M. Weisfield
                              3629 West Mercer Way
                              Mercer Island, WA 98040

     If to Employer:
                              InfrastruX Group, Inc.
                              411-108th Ave. N.E.
                              Bellevue, WA 98004
                              Attn: John Durbin

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

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12.  ASSIGNMENT

     This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.  WAIVERS

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.  ARBITRATION

     Subject to the provisions of Section 9.5 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.  AMENDMENTS IN WRITING

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified,

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waived, terminated or discharged and signed by InfrastruX Group, Employer and
Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by InfrastruX Group, Employer and Employee.

16.  APPLICABLE LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

17.  SEVERABILITY

     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18.  HEADINGS

     All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

19.  COUNTERPARTS

     This Agreement, and any amendment or modification entered into pursuant to
Section 15 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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20.  STATUS OF PRIOR AGREEMENTS

     Employer and Employee agree and acknowledge that (1) the Senior Management Employment Agreement, dated as of November 1, 1998, between Employer and Employee (the "Change of Control Agreement"), shall be terminated as of the date immediately prior to the acceptance for payment of the Shares (as that term is defined in the Merger Agreement) pursuant to the Offer (as that term is defined in the Merger Agreement) and (2) the Executive Employment Agreement, dated as of November 1, 1998, between Employer and Employee (the "Executive Employment Agreement") shall be terminated immediately prior to the Effective Date of the Merger. Neither Employer nor InfrastruX Group shall have any obligations or liabilities in connection with such agreements following their termination as contemplated herein; provided, however, that if the Merger Agreement is terminated and the Merger is not consummated, the Change of Control Agreement and Executive Employment agreement will remain in effect in accordance with their terms as if such agreements had not been terminated hereby.

21.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between Employer, InfrastruX Group and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Employer, InfrastruX Group and Employee with respect to such subject matter (including, but not limited to, the Change of Control Agreement and the Executive Employment) are hereby superseded and nullified in their entireties.

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     IN WITNESS WHEREOF, the parties have executed and entered into this
Agreement on the date set forth above.

                                       EMPLOYEE:


                                           /s/ William Weisfield
                                          --------------------------------------


                                       EMPLOYER:


                                       By  /s/ Darla Vivit Norris
                                           -------------------------------------
                                       Its VP & CFO
                                           -------------------------------------


                                       INFRASTRUX GROUP, INC:


                                       By  /s/ John Durbin
                                           -------------------------------------
                                       Its President and Chief Executive Officer
                                           -------------------------------------

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